FUEL TECH, INC.
2014 LONG-TERM INCENTIVE PLAN
EMPLOYEE NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

EMPLOYEE NON-QUALIFIED STOCK OPTION AWARD AGREEMENT dated as of ___________, 20__ (the “Grant Date”) between Fuel Tech, Inc., a Delaware corporation (the “Company”) and [Name] (the “Participant”). Capitalized terms not defined herein shall have the meanings set forth in the Plan.
WHEREAS, the Company desires to afford to the Participant an opportunity to purchase Shares pursuant to the grant of a Non-Qualified Stock Option Award under the Company’s 2014 Long-Term Incentive Plan (as may be amended, modified or restated from time to time, the “Plan”); and
WHEREAS, the Participant desires to obtain such opportunity.
NOW THEREFORE, the parties agree, as follows:
1.Option Grant. The Company grants to the Participant as of the Grant Date the right to purchase [NUMBER] (NUMBER) Shares at the exercise price per share of U.S.$___ (this “Option”). This Option and any Shares acquired through the exercise of this Option are subject, in all respects, to the terms and conditions of the Plan and to the following terms and conditions.
2.    Vesting. This Option shall only be first exercisable (“vest”), in whole or in part, with respect to the Shares optioned, as to 50%, 75% and 100% of such shares, on the second, third and fourth anniversaries, respectively, of the Grant Date.
3.    Term and Termination.
(a)    The term of this Option shall be a period commencing on the Grant Date and ending on the tenth anniversary thereof (“Expiration Date”). Upon the termination of the Participant’s Continuous Service on account of:
(i)    reasons other than Normal Retirement, death, Disability and Cause, such portion of this Option that has not then vested shall terminate immediately but such portion of this Option that has then vested shall continue and become non-exercisable immediately upon the date which is thirty (30) days after the date of such termination of the Participant’s Continuous Service;
(ii)    death, Disability or Normal Retirement, such portion of this Option that has not then vested shall terminate immediately but such portion of this Option that has then vested may be exercised by the Participant or, pursuant to the Plan, the Participant’s beneficiary, at any time during the period ending on the earlier of (x) the Expiration Date (provided that this Option (or such portion thereof) would have been able to have been exercised according to its terms absent such death, Disability or Normal Retirement) or (y) the fifth anniversary of such death, or termination of Continuous Service due to Disability or Normal Retirement; or
(iii)    Cause, in which case the entire Option granted hereunder shall terminate and be immediately non-exercisable.
(b)    Notwithstanding the foregoing, where termination of the Participant’s Continuous Service shall not have been for Cause, of which the Committee shall be the sole judge, the Committee may in its sole discretion permit all or a portion of this Option to be exercised by the Participant at any time during the period ending not later than the Expiration Date as the Committee shall agree, provided all or such portion of this Option would have been able to have been exercised according to its terms absent termination.
(c)    “Normal Retirement” shall mean a termination of Continuous Service due to the Participant’s resignation on or after attaining age sixty-five (65) or such earlier age as to which the Committee shall consent.
4.    Method of Exercise. This Option may be exercised only by one or more notices from time to time in writing of the Participant’s intent to exercise this Option, or a portion thereof, delivered to the Equity Administration Department of the Company, accompanied by the Participant’s check or a bank check in the amount of the exercise price, or by delivery to the Company by the Participant of Shares previously owned equal in value to the exercise price as of the date of exercise, or by a request in the Participant’s notice of exercise that the Participant desires a “Net Issue” exercise of this Option. “Net Issue” means delivery to the Participant in complete satisfaction of the exercise, that number of Shares which shall be the number exercised less a number equal in value to the exercise price as of the date of exercise. Value for purposes of exercise by delivery of previously owned Shares or by a Net Issue exercise request shall be determined in the same manner as the determination of value under the Plan for the grant of Options.
5.    Withholding Taxes. At the time of exercise of this Option and as a condition to the exercise of this Option, the Participant shall deliver to the Company, if required by the Company, a check payable to the Company equal, in the sole opinion of the Company, to the applicable National, State or Provincial and local income or other taxes and other pay-roll related items legally required to be withheld or paid by reason of such exercise. This Section 5 shall not limit the terms and conditions set forth in Section 16 of the Plan.
6.    Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, Illinois 60555
Attention: Equity Administration Department (for notices of exercise only) or General Counsel (for all other notices)
Notices to or with respect to the Participant will be directed to the Participant, or to the Participant’s executors, personal representatives or distributees, if the Participant is deceased, or the assignees of the Participant, at the Participant’s most recent home address on the records of the Company. The Company or the Participant may change the person and/or address to which the other party must give notice under this Section 6 by giving the other party written notice of such change, in accordance with the procedures described above.
7.    Securities Laws; Transferability; Governing Law; Venue. The Shares may only be purchased, if there is with respect to the Shares a registration statement or qualification in effect under applicable U.S. or State securities laws or an exemption therefrom. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of laws principles that would cause another jurisdiction’s laws to be applied. The Company and the Participant hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of any Illinois State court or federal court of the United States of America sitting in the Northern District of Illinois and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and the Company and the Participant hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in any such Illinois State court or, to the extent permitted by law, in such federal court. This Option may not be transferred, assigned or pledged except in accordance with the Plan.
8.    Entire Agreement; Counterparts. The terms of this Agreement and the Plan constitute the entire agreement between the Company and the Participant with respect to the subject matter hereof and supersede any and all previous agreements between the Company and the Participant. This Agreement may be signed in counterparts.
IN WITNESS WHEREOF, the Company and the Participant have each executed this Agreement, all as of the day and year first above written.

FUEL TECH, INC.

By:
(Vice) President                        Participant

Employee NQSO Award Agreement (v15.06.03)